Exhibit 1

Transactions in the Shares Since the Filing of Amendment No. 6 to the Schedule 13D

Class of Security	Securities (Sold)	Price ($)	Date of Purchase

STEEL CONNECT SUB LLC

Common Stock	(160,000)	8.6402	02/19/2026
Common Stock	(129,340)	8.6175	02/20/2026
Common Stock	(17,028)	8.7500	02/23/2026